INVESTMENT LETTER


April 17, 2006


RiverSource Retirement Series Trust
Suite 2810
901 Marquette Avenue South
Minneapolis, Minnesota 55402

Dear Trustees:

We understand that RiverSource Retirement Series Trust (the "Company") proposes to issue and sell shares (the "Shares") in certain series (each a "Fund" and together the "Funds") pursuant to a registration statement on Form N-1A filed with the Securities and Exchange Commission (the "SEC"). The Company currently consists of eight Funds as follows:

                  RiverSource Retirement Plus 2010 Fund
                  RiverSource Retirement Plus 2015 Fund
                  RiverSource Retirement Plus 2020 Fund
                  RiverSource Retirement Plus 2025 Fund
                  RiverSource Retirement Plus 2030 Fund
                  RiverSource Retirement Plus 2035 Fund
                  RiverSource Retirement Plus 2040 Fund
                  RiverSource Retirement Plus 2045 Fund

In order to provide the Company with a minimum $100,000 net worth as required by
Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase $100,000 of Class Y Shares of RiverSource Retirement Plus 2045 Fund.

We represent and warrant to the Fund that the Shares are being acquired by us for investment purposes and not with a view to their resale or further distribution and that we have no present intention to redeem the Shares.

Please confirm that the foregoing correctly sets forth our agreement with the Company.

Sincerely,

AMERIPRISE FINANCIAL, INC.



By   /s/  Paula R. Meyer
     -------------------
          Paula R. Meyer
          Senior Vice President-Mutual Funds

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Confirmed, as of the date first above mentioned.


RIVERSOURCE RETIREMENT SERIES TRUST



By   /s/  Jeffrey P. Fox
     -------------------
          Jeffrey P. Fox
          Treasurer